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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the following Registration Statements of Crystal River Capital, Inc. and in each related Prospectus of our reports dated March 24, 2010, with respect to the consolidated financial statements and schedules of Crystal River Capital, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Crystal River Capital, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Form S-3

No. 333-150578
No. 333-145754

Form S-8

No. 333-144141

                                                                                        /s/ Ernst & Young LLP

New York, New York
March 24, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm